December 2007 Pricing Sheet dated December 21, 2007 relating to Preliminary Terms No. 445 dated November 21, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices
PRICING TERMS – DECEMBER 21, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$16,651,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Maturity date:	October 7, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%	93.31
	Baltic Dry Index (“BDI”)	BDIY	15%	9,236.00
	Copper-Grade A (“copper”)	LOCADY	12.5%	6,630.00
	Special High-Grade Zinc (“zinc”)	LOZSDY	12.5%	2,356.50
	Soybeans-CBOT (“soybeans”)	S 1	12.5%	1,177.50
	Wheat-CBOT (“wheat”)	W 1	12.5%	949.00
	S&P GSCI™ Gold Index – Excess Return (the “gold index”)	SPGCGCP	10%	73.70211
*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	130%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel
BDI: the official settlement price of the BDI
copper and zinc: the official cash offer price per metric ton soybeans and wheat: the official settlement price per bushel gold index: the official settlement price of the gold index

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date. See “Basket – Initial commodity price” above.
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including July 1, 2011 through and including September 30, 2011 on which there is no market disruption event in respect of the applicable basket commodity.

CUSIP:	617446Z28
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.50%	97.50%
Total	$16,651,000	$416,275	$16,234,725
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 445 dated November 21, 2007
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.